Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Medefile International Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2008 with respect to the consolidated financial statements of Medefile International Inc. for the year ended December 31, 2007,  which appear in Medefile International, Inc.’s Annual Report on
Form 10-K.

/s/ RBSM LLP

New York, New York
June 11, 2009